EXHIBIT 3.11

CERTIFICATE OF FORMATION

OF

COALQUEST DEVELOPMENT LLC

Under Section 18-201 of the Delaware

Limited Liability Company Act

The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act (the “LLCA”) of the State of Delaware, hereby certifies:

FIRST: The name of the limited liability company is CoalQuest Development LLC (the “Company”).

SECOND: The address of the registered office and the name and address of the registered agent for service of process required to be maintained by Section 18-104 of the LLCA is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 4th day of December 2003 and affirms that the statements made herein are true under the penalties of perjury.

/s/ Jacob Pollack
Jacob Pollack
Authorized Person